EXHIBIT 10.2

LOAN AGREEMENT

This Loan Agreement (this “Agreement”), is made as of September 21, 2014 between:

1.	AmeriCann, Inc. (“AmeriCann”) and

2.	Wellness Group Pharms, LLC (“WGP”).

INTRODUCTION

WGP has requested that AmeriCann extend credit to WGP in the form of loan not to exceed $4,760,000 to be used to fund WGP’s acquisition, development and construction of property, plant, equipment, all necessary permits and start-up costs and expenses in accordance with those costs and operating income and expense projections shown on the attached Exhibit A. The Property on which the cultivation and growing facility will be constructed is described on Exhibit B.

AGREEMENT

The parties agree as follows:

1.	The Loan.

1.1      Subject to the terms and conditions in this Agreement, AmeriCann will make a loan (the “Loan”) to WGP in the principal amount requested by WGP up to $4,760,000 (the Commitment Limit). If less than the Commitment Limit is borrowed initially, and if no event of default has occurred and is continuing, and all other conditions have been satisfied, subject to the terms, conditions, obligations and rights of AmeriCann under this Agreement, WGP shall be entitled to request that additional advances be made to it, such that the total loan balance outstanding would not exceed the Commitment Limit. AmeriCann will deposit $50,000 in escrow upon the execution of this Agreement. If the deposit has not previously been returned to AmeriCann pursuant to the terms of this Agreement, the deposit will be released to WGP as the first Loan advance (or as part of the first loan advance).

1.2	The basic term of the loans will be as follows:

Loan amount:	$4,760,000
Term:	72 Months
Interest rate:	18% per year

After 12 months, prepayment can be made at 120% of the outstanding principal of the loan.

As a condition to making the Loan, WGP will pay AmeriCann a consulting fee of $47,600 per month for the first 24 months of the Loan. At the end of the 24 month period, the monthly consulting fee will be adjusted to an amount equal to $10,000 per month for every $1,000,000 financed (pro rata for fractional amounts of $1,000,000), based on the outstanding balance of the loan at the end of such 24 month period.

Principal and Interest (P & I) payments and the consulting fee will accrue during the first 12 months, but payment will be deferred and applied to the outstanding principal balance of the Loan which will be repaid over the remaining 60 months. However, WGP will have the right, but not obligation, to commence making P & I and/or consulting fee payments at any time during the first 12 months.

Development Fee equal to 30% of the final total loan amount will be applied to the outstanding balance of the loan and amortized over the term of the loan at the rate identified.

Loan drawdowns for the construction phase of the project will be subject to certifications by the architect and building contractor and will be based upon the percentage of the project’s completion. Loan drawdowns for start-up costs and expenses will be based upon WGP’s budget for such costs, subject to AmeriCann’s approval of the budget.

The Loan will be secured by a mortgage or first deed of trust against the Property. All other assets, including accounts receivable, equipment and assignment of leases and rents, if any, will also serve as collateral for the Loan.

WGP will be required to submit compiled financial statements, reviewed by an independent accountant, on a monthly basis during the first year of the loan, with quarterly submissions thereafter.

2.	License Application.

2.1      WGP will promptly make an application to the appropriate authorities in Illinois for a license to construct and operate a marijuana cultivation and growing facility. WGP will use its best efforts to have the license granted. WGP will promptly apprise AmeriCann of any communications it receives from applicable Illinois agencies or authorities, and will forward to AmeriCann, within two days of receipt, copies of any communication it receives from any person relative to the license application.

2.2      WGP will notify AmeriCann (via email), within two days of receiving notification that its license application has been accepted or rejected.

2.3     Within seven days of receiving notification that its license application has been accepted, WGP must notify AmeriCann of its election to proceed to close the Loan. If WGP does not notify AmeriCann of its election to proceed to close the Loan, WGP must pay AmeriCann a breakup fee of $150,000, which will be payable to AmeriCann via wire transfer upon the expiration of such seven day period, plus $47,600 per month for twenty-four months.

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2.4     If WGP does not notify AmeriCann of its election to close the Loan, the deposit will be returned to AmeriCann.

2.5      If a license to construct and operate a marijuana cultivation and growing facility has not been granted to WGP by January 31, 2015, then AmeriCann, at any time thereafter, may at its sole option, terminate this Agreement by written notification to WGP. Upon such termination, the deposit will be returned to AmeriCann.

2.6      If WGP’s license is rejected, but WGP decides to reapply for a license, WGP will give AmeriCann notice of such fact, and the provisions of Sections 2.1 through 2.5 will apply to any new license application.

3.	Conditions to AmeriCann’s Obligation to Close.

The obligation of AmeriCann hereunder to fund the Loan is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that these conditions are for AmeriCann’s sole benefit and may be waived by AmeriCann at any time in its sole discretion by providing WGP with prior written notice thereof. WGP will use its best efforts to satisfy these conditions.

3.1     The promissory note evidencing the Loan, together with the mortgage, deed of trust, security agreements, account control agreements, assignments of receivables and rents, as well as any other collateral documents reasonably requested by AmeriCann (the “Security Documents”), will be on terms acceptable to AmeriCann.

3.2     The Security Documents shall have been executed and delivered to AmeriCann, and WGP will have taken such other actions, as in each case, as shall be necessary or, in the opinion of AmeriCann, to perfect a first priority lien in the Property and a first priority security lien on the other assets securing the Loan.

3.3     WGP shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the construction and operation of a marijuana cultivation and growing facility on the Property.

3.4     WGP will have all necessary (i) certificates, licenses, and other approvals, governmental and otherwise, for the operation of the of a marijuana cultivation and growing facility on the Property and (ii) zoning, building code, land use, environmental and other similar permits or approvals, all of which will be currently in full force and effect and not subject to revocation, suspension, forfeiture, or modification, acceptable to AmeriCann at its sole and absolute discretion. The Property and its use and occupancy will be in full compliance with all applicable laws and WGP will have received no notice of any violation or potential violation of the applicable laws which have not been remedied or satisfied, and the zoning classification of the Property permits the use of the Property as intended.

3.5     The Property will be free from damage caused by fire or other casualty.

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3.6     Within two business days prior to the Closing, WGP shall have delivered or caused to be delivered to AmeriCann (A) certified copies of UCC search results, listing all effective financing statements which name as debtor WGP filed in the prior five years, together with copies of such financing statements, none of which, except as otherwise agreed in writing by AmeriCann, shall cover any of WGP’s assets which will serve as security for the Loan, as well as the results of searches for any tax liens or judgment liens filed against WGP or its property, which results, except as otherwise agreed to in writing by AmeriCann shall not show any such liens; and (B) a UCC perfection certificate, duly completed and executed by WGP, in form and substance satisfactory to AmeriCann.

3.7     AmeriCann shall have been provided the following for its review and approval, and such approval shall be granted or withheld in AmeriCann’s sole discretion:

a)     A lender’s title insurance policy, to be issued at WGP’s sole cost and expense, made in favor of AmeriCann, committing to issue to AmeriCann, as lender, extended coverage title insurance policy for the Property, in an amount equal to the purchase price of the Property, subject only to those certain exceptions to title acceptable to an AmeriCann, in its sole and absolute discretion;

b)     A Phase I environmental inspection prepared by an environmental engineering company acceptable to AmeriCann, acquired at WGP’s sole cost and expense, of the Property and acceptable to AmeriCann in its sole and absolute discretion. In the event the Phase I inspection report recommends a Phase II environmental inspection, WGP shall promptly order such Phase II environmental inspection at its sole cost and expense, certified to AmeriCann, which shall be acceptable to AmeriCann at its sole and absolute discretion;

c)     Building elevations, drawings of interior partitions, electrical equipment, lighting and HVAC locations and specifications and other features of the facility reasonably requested by AmeriCann;

d)     Evidence satisfactory to AmeriCann that the Property can be acquired and a cultivation and growing facility can be constructed on the Property, in accordance with the specifications approved by AmeriCann, for an amount not exceeding the Commitment Limit;

e)     An insurance Policy insuring the Property against fire and casualty, and insuring AmeriCann against general liability, naming AmeriCann as “an additional insured”, in form and substance acceptable AmeriCann;

f)     Evidence that all costs and expenses for labor, materials, supplies, and equipment used in the construction of any improvements on the Property have been paid in full;

g)     Evidence that all taxes, fees and other charges relating to the Property, and in connection with the execution, delivery and recording of the Security Documents shall have been paid, and all delinquent taxes, assessments or other governmental charges or liens affecting the Property, if any, shall have been paid. WGP shall provide a treasurer's tax certificates disclosing that no general and special taxes or assessments encumbering the Property are delinquent and that the Property does not lie within any special or general assessment district except as approved by AmeriCann;

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h)     A certificate evidencing WGP’s good standing issued by the Illinois Secretary of State (or comparable office), as of a date within ten (10) days of the Closing Date;

i)     An appraisal by a real estate appraiser reasonably acceptable to AmeriCann that shows an appraised value of the Property equal to or greater than the purchase price to be paid by WGP for the Property;

j)     At WGP’s sole cost and expense, a current ALTA improvement survey plat of the Property acceptable to AmeriCann and the title company issuing the title policy indicating, without limitation, that all foundations or other improvements currently constructed are located within the lot lines, without infringement on established easements or rights-of-way and not in violation of any ordinance including zoning ordinances which impose lot line setback requirements and parking requirements. The survey shall show the legal description of the Property as it will be insured by the title company, the courses and distances of the Property lot lines, all appurtenant service easements, setbacks, building lines and width of abutting streets, distance to nearest intersecting streets affording ingress and egress to and from the Property, and the location and dimensions of all encroachments, improvements, above or below ground easements and utilities, and designated parking spaces. The surveyor shall also certify whether or not any portion of the Property is located within a Federal Emergency Management Agency identified flood-prone area of a community and if located thereon, state the map number and whether or not the Property appears in the "Flood Hazard Area." The survey must be certified as accurate by a licensed surveyor in Illinois and contain a certificate imprinted thereon in the form approved by the ALTA stating that the survey is made for the benefit of AmeriCann and the title company issuing the title policy;

k)     Evidence that any and all other requirements which may be set forth in the Security Documents, as reasonably determined necessary by AmeriCann in its sole and absolute discretion, have been met; and

l)     Such other documents relating to the Loan as AmeriCann or its counsel may reasonably request.

4.	Closing.

4.1     The Closing of the Loan will take place at the offices of AmeriCann not less than 60 days after AmeriCann receives WGP’s notice pursuant to Section 2.4 that it has agreed to proceed with the Loan. Subject to the foregoing, the Closing will take place at a mutually agreeable time and date. However, if the closing has not taken place by July 15, 2015, due to no fault of AmeriCann or WGP, then either party may terminate this Agreement by written notice to the other, and neither party will have any liability to the other party.

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5.	Termination.

5.1     In the event that the Closing shall not have occurred on or before July 15, 2015 due to AmeriCann’s or WGP’s failure to satisfy the conditions set forth in this Agreement (and the non-breaching party's failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party after such date by delivering a written notice to that effect to the other, and may recover damages for such breach. Notwithstanding the above, if WGP does not use its best efforts to provide AmeriCann with the documentation/information specified in Section 3 within 5 days after AmeriCann receives WGP’s notice pursuant to Section 2.4 that it has agreed to proceed with the loan, WGP will pay AmeriCann, as liquidated damages and not as a penalty, an amount equal to the breakup fee, plus AmeriCann’s legal, accounting, consulting, travel, and other out-of-pocket expenses incurred in connection with the transaction contemplated by this Agreement. If AmeriCann is ready to close the Loan, but WGP refuses to execute the documents required to close the Loan, WGP will pay AmeriCann, as liquidated damages and not as a penalty, an amount equal to the breakup fee, plus AmeriCann’s legal, accounting, consulting, travel, and other out-of-pocket expenses incurred in connection with the transaction contemplated by this Agreement.

6.	Miscellaneous.

6.1     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than Illinois.

6.2     Arbitration. Any dispute or claim involving this Agreement will be settled through binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Denver, Colorado

6.3     Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

6.4     Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

6.5     Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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6.6     Amendments. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of AmeriCann and WGP. Without limiting the foregoing, WGP confirms that AmeriCann has not made any commitment or promises or has any other obligation to provide any financing to WGP or otherwise.

6.7     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail; or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to AmeriCann:

AmeriCann, Inc.

3200 Brighton Blvd. Unit 114

Denver, CO 80211

Telephone: (303) 862-9000

Facsimile:
Attention: Timothy Keogh

E-mail:        tim@americann-inc.com

With a copy to:

Hart & Hart, LLC

1624 Washington Street

Denver, CO 80203

Telephone: (303) 839-0061

Facsimile: (303) 839-5414

Attention: William Hart, Esq.

E-mail:        harttrinen@aol.com

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If to WGP:

p-1411 West Peterson Avenue

Suite 202

Park Ridge, IL 60068

Telephone:

Facsimile:

Attention:

E-mail:

6.8     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

6.9     No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

6.10     Negotiations with Third Parties. Until this Agreement is terminated pursuant to its provisions, WGP will not, directly or indirectly, negotiate with any third party with respect to obtaining financing to acquire the Property or construct and equip a marijuana cultivation and growing facility. For purposes of the foregoing, financing includes any type of debt or equity financing, or financing obtained from a joint venture or other enterprise.

6.11     Additional Capital. AmeriCann will have the first right of refusal to provide any additional capital which WGP may require to acquire the Property, construct and equip a marijuana cultivation and growing facility, and/or for start-up costs and expenses.

6.12     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.13     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.14     Remedies. Each party having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

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6.15     Usury Savings Clause. It is the intent of AmeriCann and WGP in the making to contract in strict compliance with applicable usury laws. In the furtherance thereof, AmeriCann and WGP stipulate and agree that none of the terms and provisions contained herein, or in any note or security agreement, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance, or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law; that neither WGP nor any guarantor, endorser, or other party now or hereafter becoming liable for payment of any obligations to AmeriCann shall ever be required to pay interest on the Loan or required by the Security Documents at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this Section shall control over all other provisions of this Agreement, the Security Documents, and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. AmeriCann expressly disavows any intention to charge or collect excessive or unearned interest or finance charges in the event that maturity of the Loan is accelerated. If the maturity of the Loan shall be accelerated for any reason or if the principal of the Loan obligations are paid prior to the end of the term, and as a result thereof the interest received for the actual period of existence of the Loan obligations exceeds the applicable maximum lawful rate, AmeriCann shall, at its option, either refund to WGP the amount of such excess or credit the amount of such excess against the principal balance of the Loan then outstanding (without prepayment premium or similar charge) and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that AmeriCann shall contract for, charge, or receive any amount or amounts which are deemed to constitute interest which would increase the effective interest rate on the obligations evidenced by the Notes to a rate in excess of that permitted to be charged by applicable law, all such amounts deemed to constitute interest in excess of the lawful rate shall, upon such determination, at the option of AmeriCann, be either immediately returned to WGP or credited against the principal balance of the amounts then outstanding (without prepayment premium or similar charge), in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Agreement, WGP acknowledges that it believes the obligations to be non-usurious, and agrees that if, at any time, WGP should have reason to believe that the Loan obligations are in fact usurious, it will give AmeriCann notice of such condition, and WGP agrees that AmeriCann shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term “applicable law” as used in this Section shall mean the laws of the State of Illinois or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

[Signature Page Follows]

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IN WITNESS WHEREOF, AmeriCann and WGP have caused their respective signature page to this loan to be duly executed as of the date first written above.

AMERICANN, INC.

By:	/s/ Timothy Keogh
Name: Timothy Keogh
Title: President

WELLNESS GROUP PHARMS, LLC

By:	/s/ Paul Montes
Name: Paul Montes
Title: Manager

AmeriCann Loan Agree. Wellness 1-31-17

Annex No. 1

to the Loan Agreement between

AmeriCann, Inc. and

Wellness Group Pharms, LLC

This Annex No. 1 (“Annex No. 1”) is made as of February 22, 2015 between:

1.	AmeriCann, Inc. (“AmeriCann”);

and

2.	Wellness Group Pharms, LLC (“WGP”).

Whereas, the parties entered into a loan agreement dated September 21, 2014, which is attached hereto as Exhibit No. 1 (“Loan Agreement”);

Whereas, WGP received notification from the Illinois Department of Agriculture on February 2, 2014, that WGP was selected to receive an operating permit to construct and operate a marijuana cultivation and growing facility (the “Facility”) in Illinois State Police District 22, which is attached hereto as Exhibit No. 2;

Whereas, WGP has contracted with Aspen American Insurance Company to put in place the bond described in and required by Exhibit No. 2. The contract with Aspen American Insurance Company, pursuant to which Aspen American Insurance Company will issue the bond, is attached hereto as Exhibit No. 3;

Whereas, WGP requires funds in an amount and on conditions different than stated in the Loan Agreement;

Whereas, due to the change in the relationship between the parties specified in the Loan Agreement, the parties agree to amend the Loan Agreement as follows:

1.	The New Loan (the “New Loan”)

1.1	New Loan amount:	$2,772,724, subject to clause 7.4
	End of Term:	End of Pilot Program (currently December 31, 2017)
	Interest rate:	18% per annum

1.2     The New Loan shall be designated as working capital for WGP to undertake and carry out operations in the Facility.

1.3     WGP shall treat all amounts received from AmeriCann under the Loan Agreement, and under this Annex No. 1, as a debt obligation due to AmeriCann and shall be reflected as such on its balance sheet.

1.4     WGP shall not contract for any additional debt without first obtaining AmeriCann’s approval. If AmeriCann consents to WGP contracting for any additional debt, all and any such additional debt approved by AmeriCann shall be subordinate to AmeriCann’s senior position.

1.5     Any and all security instruments provided to AmeriCann to secure any and all amounts paid out by AmeriCann shall be first-ranking security positions.

1.6     Clauses 1.3, 1.4, and 1.5 above shall not apply in the event AmeriCann totally converts the New Loan into a share in gross revenue under clause 13.1 below.

1.7     Clause 1.4 shall not apply in the event clause 11.2 becomes applicable.

1.8     Interest on the New Loan shall initially accrue and be added to the New Loan as principal until the first calendar month in which WGP commences operations in the Facility (“Accrued Interest”). During this period, Accrued Interest becoming principal shall be paid along with the New Loan principal and the Accrued Consulting Fee in accordance with clauses 6.3 and 6.4 of this Annex No. 1.

1.9     The Parties agree to negotiate extension of the term of the loan, in good faith, if the term of the Pilot Program is extended by the State of Illinois.

2.	Drawdown No. 1 on the New Loan

2.1     Drawdown No. 1 shall be in the amount of $600,000.

2.2     AmeriCann shall undertake the necessary procedures to initiate a wire transfer for $400,000 to Aspen American Insurance Company before 12:00pm MT Monday, February 23, 2015, and shall deliver to WGP by the close of business on February 24, 2015, a certified check payable to the Department of Agriculture for $200,000. Failure of AmeriCann to comply with the terms of this clause 2.2 shall render this Annex No. 1, and the Loan Agreement, terminated, and neither party shall have any rights or obligations to the other party under this Annex No. 1 or the Loan Agreement.

3.	Designation of Drawdown No. 1

Drawdown No. 1 shall be designated as follows:

3.1     $400,000 shall be placed in escrow to the secure the bond contract constituting Exhibit No. 3.

3.2     $200,000 shall be paid to the Illinois Department of Agriculture for the license fee described in and required by Exhibit No. 2.

4.	Documentation Evidencing and Securing Drawdown No. 1

4.1     The parties shall enter into a Commercial Promissory Note for Drawdown No. 1 simultaneously with the signing of this Annex No. 1, and the executed Commercial Promissory Note shall constitute Exhibit No. 4 to this Annex No. 1.

4.2     The parties shall enter into a Security Agreement for Drawdown No. 1 simultaneously with the signing of this Annex No. 1 and the executed Security Agreement shall constitute Exhibit No. 5 to this Annex No. 1. The executed Security Agreement shall secure all amounts of the New Loan paid out.

5.	Additional Drawdowns on the New Loan

5.1     Additional drawdowns on the New Loan shall be in the amounts and paid out in accordance with the draw schedule and by the deadlines specified in Exhibit No. 6 to this Annex No. 1 (“Working Capital Draw Schedule and Construction Budget”).

5.2     The parties shall enter into a Commercial Promissory Note for any and all additional drawdowns on the New Loan on the day preceding the day AmeriCann is to undertake the necessary procedures to pay out any and all additional drawdowns. The executed Commercial Promissory Notes shall be attached to, and become a component part of, this Annex No. 1.

5.3     The executed Security Agreement constituting Exhibit No. 5 to this Annex No. 1 shall also secure any and all additional drawdowns of the New Loan.

6.	Repayment of the New Loan, and Payment of Accrued Interest and the Accrued Consulting Fee

6.1     Repayment of the New Loan by WGP to AmeriCann, and simultaneous payment of Accrued Interest and the Accrued Consulting Fee as defined in clause 7.4 below, shall be in monthly installments commencing with the calendar month in which WGP begins operations in the Facility based on the principles described in this Section 6.

6.2     The amount of the monthly payment shall be determined on the first business day of the month on the basis of the calculations described in this Section 6 and in particular on the basis of clauses 6.3 and 6.4 below.

6.3     WGP shall be allowed to maintain a total of $250,000 in cash on hand and in all of its bank accounts, as working reserve capital. If WGP has total balances of $250,000 or less as cash on hand and in all of its bank accounts on the first business day of a particular month, there shall be no repayment of the New Loan or payment of Accrued Interest and the Accrued Consulting Fee.

6.4     Subject to clause 12.7, if the cash on hand and the balances in all of WGP’s bank accounts exceed $250,000 on the first business day of a particular month, ninety percent (90%) of the balance exceeding $250,000 shall be paid to AmeriCann as a monthly installment for repayment of the New Loan and for payment of Accrued Interest and the Accrued Consulting Fee. WGP may distribute the remaining ten percent (10%) of the balance exceeding $250,000 in that particular month in its discretion.

6.5     If WGP is to make a monthly installment for repayment of the New Loan and for payment of Accrued Interest and the Accrued Consulting Fee to AmeriCann under clause 6.4 above, the payment shall be made to AmeriCann by the 10th day of that particular month.

6.6     WGP shall disclose any and all bank accounts to which it is the beneficiary to AmeriCann while this Section 6 is in force and applicable, and WGP shall disclose the relevant accounting records to account for any and all cash on hand. For the avoidance of doubt, cash on hand means any monies to which WGP comes into possession or to which WGP obtains legal title due to its operations in the Facility.

6.7     WGP shall disclose the amount of cash on hand and the balance of any and all bank accounts to which it is the beneficiary to AmeriCann as near to the first business day in a particular month as is reasonably possible, but no later than on the first business day of a particular month. This disclosure shall be made by presenting the accounting ledgers showing cash on hand and by presenting the bank statements for any and all bank accounts to which WGP is the beneficiary. WGP shall have a right to demand the accounting ledgers showing cash on hand and the bank statements showing the balance of any and all bank accounts on the first business day of a particular month if it suspects that a significant payment of cash or a deposit to an account was made between the date WGP disclosed all balances of its accounts and the first business day of the month.

6.8     WGP shall not pay any cash or transfer any funds from any and all of its bank accounts at any time other than in the ordinary course of its business. WGP shall not allow any funds or receivable due to it from the ordinary course of its business to be paid in cash to a third party or to be transferred to an account other than to an account to which it is the beneficiary. For the avoidance of doubt, this prohibition on paying cash and transferring funds is intended to prohibit WGP from making any distribution to any party that may be related to WGP or have an interest in WGP’s business in the Facility; for the avoidance of doubt, this prohibition on paying cash and transferring funds is intended to prohibit WGP from avoiding repayment of the New Loan and the Accrued Consulting Fee due to this Section 6 being in force.

6.9     This Section 6 shall lose force upon full repayment of the New Loan and the Accrued Consulting Fee and WGP may then distribute cash and funds from its bank accounts in its full discretion.

6.10     WGP will have the right, but not the obligation, to commence making repayment of the New Loan and payment of the Accrued Consulting Fee at any time without penalty.

6.11     On or before the fifth day of each month, AmeriCann shall provide a monthly statement to WGP reflecting the balance due on the New Loan, plus any Accrued Consulting Fee, and any Accrued Interest, net of any payments made by WGP.

7.	Consultancy Arrangement

7.1     The parties agree to prepare and enter into, with all reasonable haste, a consulting services contract (“Consultancy Contract”) that will take into account the principles specified in this Annex No. 1 and specified in particular in this Section 7. AmeriCann shall deliver a draft of the Consultancy Contract to WGP for review.

7.2     The term of the Consultancy Contract shall be for a minimum period of twelve (12) years commencing on March 1, 2015. The Consultancy Contract shall expire simultaneously with the Lease Contract described in Section 12 of this Annex No. 1.

7.3     The consulting fee payable by WGP to AmeriCann under the Consultancy Contract shall be a monthly fee of Twenty Thousand Dollars ($20,000) per month (the “Consulting Fee”).

7.4     The Consulting Fee shall initially accrue and be added to the New Loan as principal until the first calendar month in which WGP commences operations in the Facility (the “Accrued Consulting Fee”). WGP shall pay the Accrued Consulting Fee as specified in Section 6 of this Annex No. 1 and in particular clauses 6.3 and 6.4. WGP will have the right, but not the obligation, to commence making Consulting Fee payments at any time prior to the time required under Section 6 of this Annex No. 1.

7.5     In the calendar month immediately after the calendar month in which WGP commences operations in the Facility, WGP shall pay the Consulting Fee by the 10th day of the month for which the Consulting Fee shall be due. AmeriCann shall issue an invoice for the Consulting Fee by the first day of each month (or the first business day after the first day of the month if the first day of the month lands on a non-business day) for the month for which the Consulting Fee shall be due.

7.6     WGP shall not assign its rights and obligations under the Consultancy Contract to a party that assumes WGP’s obligations thereunder without the prior written consent of AmeriCann.

7.7     Any deviation in the Consultancy Contract from the principles in this Section 7 may only be through an instrument in writing signed by the parties hereto.

8.	Formation of an Executive Committee

8.1     The parties agree to the formation of an Executive Committee for purposes of performing management over construction of the Facility and over the subsequent operation of the Facility.

8.1.i.     AmeriCann acknowledges that management and administration decisions, specifically matters relating to personnel, marketing and other incurred day to day operating expenses, are to be controlled by WGP, and not by the Executive Committee.

8.2     The Executive Committee shall have decision-making authority over all significant decisions related to construction of the Facility and subsequent operation of the Facility. AmeriCann acknowledges that certain Construction Services Contract dated September 28, 2014, by and between WGP and Icon Construction Services, LLC (“Construction Contract”), which is attached hereto as Exhibit No. 8. AmeriCann and the Executive Committee shall honor and comply with the Construction Contract for the first phase of the project. AmeriCann intends to utilize Icon Construction for future phases of the project. AmeriCann will pay for the total construction costs, including all interior finishes and production equipment and systems necessary for the production of cannabis products as contemplated by WGP and AmeriCann and as described herein, but if the actual costs for the first phase of the project exceed the Construction Budget, the difference will be added to the Working Capital Loan to WGP. If necessary, this will be determined by an independent arbitrator.

8.2.i     In the event that AmeriCann has provided the full allotment of capital according to the Working Capital Draw Schedule and Construction Budget, and Icon Construction Services, LLC has failed to meet the construction schedule, except for good cause or reasons of force majeure, AmeriCann reserves the right to terminate the construction contract and replace Icon Construction with another qualified contractor to complete the project within the required timeframe.

8.3     The parties agree to prepare with all reasonable haste additional guidance concerning what will constitute a significant decision and what types of decisions will not be determined by the Executive Committee.

8.4     The Executive Committee shall consist of three persons. One representative shall be appointed by WGP, one representative shall be appointed by AmeriCann, and one independent representative with cannabis or horticultural industry experience shall be appointed. AmeriCann shall have the right to appoint this representative as well as to replace this independent representative at its sole discretion.

8.5     The Executive Committee shall be responsible for determining issues by a majority vote.

8.6     AmeriCann will pay any compensation that may be required to the independent representative for serving on the Executive Committee. None of these costs will be added to the project’s construction or operating costs.

9.	Meetings of the Executive Committee

9.1     The Executive Committee shall meet as frequently as deemed necessary by the Executive Committee. Any single member of the Executive Committee may call a meeting upon at least 48 hours’ notice. It is expected that during any phases of construction and design meetings for future phases that meetings would be more frequent.

9.2     Meetings of the Executive Committee may take place by phone or other electronic means.

9.3     Upon convening, the WGP representative shall act as a secretary, to take notes during the meeting and to record the voting on issues addressed during the meeting.

9.4     The secretary shall circulate the notes/a report to the other members of the Executive Committee by email within two (2) business days following the meeting.

10.	The Property Transaction

10.1     The land to be acquired for the Facility consists of 701,769 sq. ft. or approximately 16.1 acres located in Anna, Illinois at 690 Lick Creek Road (the “Property”). The contract to acquire the land under which WGP is the purchasing party is attached hereto as Exhibit No. 7, which also consists of a Second Amendment to the Agreement for Purchase.

10.2     AmeriCann shall become the purchasing party in the transaction to acquire ownership of the Property. WGP shall take the necessary legal steps to assign the right to acquire ownership of the Property to AmeriCann.

11.	Construction of the Facility

11.1     AmeriCann shall construct the Facility on the Property, based on the Construction Contract. The first phase of construction of the Facility, which shall be an approximate 27,000 square foot pre-engineered building, shall be completed so that WGP, in accordance with plans and specifications as presented in WGP’s application to the State of Illinois, may commence operations within six (6) months from the calendar month in which the Illinois Department of Agriculture issued the operating permit to construct and operate the Facility.

11.2     Subject to clause 11.3 below, in the event that AmeriCann fails to make capital disbursements required by the project in accordance with the amount and time requirements set forth in the Working Capital Draw Schedule and Construction Budget attached hereto as Exhibit No. 6, any provisions in this Annex No. 1 and any provisions in the Loan Agreement, that are not by their nature provisions for repayment of a loan in a loan contract shall become void (but the Lease Contract will continue in full force and effect, without Turnover Rent or Performance Fee). All loan disbursements made as of the date that the additional contract terms become void shall be repayable to AmeriCann under their same repayment terms and conditions. Any Accrued Consulting Fees shall be converted to loans payable under the same terms and conditions as other disbursements under this Annex No. 1 and the Loan Agreement. The Security Agreement shall stay in effect regarding existing disbursements, Accrued Consulting Fees, and any other accrued fees and costs. Should this clause 11.2 become applicable, WGP shall have the right to raise capital to complete the project in the event that AmeriCann fails to make required capital disbursements, and AmeriCann must subordinate its rights under the Security Agreement to any new source of financing by WGP.

11.3     The parties hereby jointly acknowledge that all time frames for payout of the capital disbursements required by the Working Capital Draw Schedule and Construction Budget in Exhibit No. 6 are approximate as of the date this Annex No. 1 is signed and the deadlines for payouts under the Working Capital Draw Schedule and Construction Budget being Exhibit No. 6 shall therefore be subject to a thirty (30) day grace period. Furthermore, it may occur that certain capital disbursements are paid out in amounts greater than required by the Working Capital Draw Schedule and Construction Budget being Exhibit No. 6 and in such case, the overpayment shall be credited to later amounts required to be paid out under the Working Capital Draw Schedule and Construction Budget in Exhibit No. 6. Overpayments shall therefore be cumulative so that the total amount of overpayments may be credited to any subsequent payout specified in the Working Capital Schedule and Construction Budget in Exhibit No. 6.

11.4     AmeriCann will deliver for WGP’s use as the tenant, a completed facility for the cultivation and processing of cannabis and cannabis-related products. AmeriCann will not provide any cannabis seeds, cuttings or any other cannabis material. AmeriCann does not cultivate, process, or distribute cannabis. WGP, as a licensed cannabis cultivator and processor in the State of Illinois shall be responsible for all cannabis related material. WGP shall be responsible for all operating expenses including staffing, utilities, maintenance, replace of fixtures, and other items.

12.	The Lease Contract Between the Parties

12.1     The parties agree to prepare and enter into, with all reasonable haste, a lease (“Lease Contract”) for the Facility, with AmeriCann as the landlord and WGP as the tenant, which will take into account the principles specified in this Annex No. 1 and specified in particular in this Section 12.

12.2     The term of the Lease Contract shall be for a period of twelve (12) years commencing from the month in which both a final and enforceable occupancy certificate is issued for the Facility, and WGP has been granted approval by the State of Illinois to commence production operations in the Facility. If the first month of the lease does not begin on the first day of the month, rent for that month shall be prorated for the number of days in the month the lease is in force.

12.3     The Lease Contract shall be a triple net lease, with base rent amounting to $6.00 per square foot of completed useable area of the Facility per month (“Base Rent”), plus a Performance Fee/Turnover Rent as defined in clause 12.4 below. AmeriCann hereby waives the collection of Base Rent in 2015; payment of Base Rent shall therefore commence on January 1, 2016. Starting with the month in which WGP commences operations in the Facility and for a period of up to three (3) months, WGP shall have the option at its own discretion to add the Base Rent to the working capital loan, and in such case the Base Rent shall become characterized as a Performance Fee.

12.4     Turnover rent (or the “Performance Fee” as defined below) shall be equal to 25% of gross monthly sales of all “usable cannabis” as defined by Section 10(w) of the Illinois Compassionate Use of Medical Cannabis Pilot Program Act [410 ILCS 130/10] (the “Act”) and 20% of gross monthly sales of all “medical cannabis infused product” as defined by Section 10(q) of the Act (“Turnover Rent”). Starting with the month in which WGP commences operations in the Facility and for a period of up to three (3) months, WGP shall have the option at its own discretion to add the Turnover Rent to the working capital loan, and in such case the Turnover Rent shall become characterized as a Performance Fee. The Turnover Rent and/or Performance Fee will not apply in the event the provisions of clause 11.2 become applicable as set forth therein.

12.5     The portion of the Turnover Rent paid on the sale of medical cannabis infused products described in clause 12.4 above shall be paid under an exclusive license within the State of Illinois granted by AmeriCann to WGP of AmeriCann’s Intellectual Property, Brand, Good Manufacturing Practices and Standard Operating Procedures for all extraction and infused products produced from the project. This fee may be adjusted down for individual product lines. WGP acknowledges all IP, Brands, GMPs and SOPs are the property of AmeriCann. AmeriCann is responsible, at AmeriCann’s sole cost and expense, for the design, acquisition and installation of all equipment necessary to engage in the described process as identified in the Working Capital Draw Schedule and Construction Budget.

12.6     Once Base Rent and Turnover Rent/Performance Fee become due and payable after the rent-free period granted under 12.3 expires, Base Rent and Turnover Rent may be subject to accrual if WGP’s cash on hand and the balances in all of WGP’s bank accounts do not exceed $250,000 as described in clause 6.3 above. In such case the Base Rent and Turnover Rent/Performance Fee that are subject to accrual shall become principal as part of the New Loan and shall be paid as principal on the New Loan in accordance with clauses 6.3 and 6.4 above.

12.7     If WGP is able to make a payment to AmeriCann because cash on hand and the balances in all of WGP’s bank accounts exceed $250,000, but the funds available to WGP to make a payment to AmeriCann do not exceed the amount of Base Rent and Turnover Rent/Performance Fee due for that particular month, the amount available to WGP shall be designated as Base Rent and Turnover Rent/Performance Fee. (Base Rent and Turnover Rent/Performance Fee shall have priority over repayment of the New Loan and payment of Accrued Interest and the Accrued Consulting Fee under clause 6.4.) If the full amount of Base Rent and Turnover Rent/Performance Fee due in any particular month is not paid due to WGP having insufficient funds exceeding $250,000, any amount of Base Rent and Turnover Rent/Performance Fee due but not paid in that particular month shall be subject to accrual as part of the New Loan in accordance with clause 12.6 above.

12.8     AmeriCann shall issue an invoice for the Base Rent and the Turnover Rent by the first day of each month (or the first business day after the first day of the month if the first day of the month lands on a non-business day) for the month for which the Base Rent and the Turnover Rent shall be due. Base Rent and any Turnover Rent/Performance Fee due shall be paid by the 10th day of the month for which the payment is due.

13.	New Relationship Between the Parties

13.1     AmeriCann shall have the right to convert the New Loan into a percentage of gross revenue received from operation of the Facility. The conversion rate shall be one- half of a percent (0.5%) for every five hundred thousand dollars ($500,000) converted into gross revenue. The conversion increments may be prorated for lesser amounts converted.

13.2     During the term of the Lease Contract, WGP and its members, and their directors, agents, officers, or board members, shall not undertake or be involved in any cannabis cultivation or processing (extraction or infused products) business in the State of Illinois, except in connection with WGP’s operation of the Facility, without the prior written consent of AmeriCann. WGP and AmeriCann may explore other opportunities within the cannabis industry in other states at their own discretion.

13.3     AmeriCann shall have the option to designate one or more people to become members in WGP. Collectively, these individuals will pay $110,000 to Cannabis Pharms, LLC, one of the current members of WGP, for a 7.5% stake to share in the               profits and losses in WGP. None of those who become new members in WGP will be members of management, officers, directors or employees of AmeriCann or related as family to anyone who serves in this capacity. New membership in WGP by any person is strictly subject to approval by the State of Illinois as required under the Act. This option must be exercised by written notice from AmeriCann to WGP within 12 months following execution of this Annex No. 1. If written notice is not so provided, or funding is not provided timely, the option lapses automatically. If the option is exercised, said person(s) must execute an appropriate subscription agreement, and a counterpart to the WGP operating agreement.

13.4     AmeriCann has granted an option to WGP to acquire stock in AmeriCann. A draft of the Stock Option Agreement constitutes Exhibit No. 9 to this Annex No. 1.

14.	Compliance with Law and Regulatory Approval

14.1     If any portion of the Loan Agreement, this Annex No. 1, the Promissory Note, or the Security Agreement are determined to be violative of the Act, Illinois law or are inconsistent with the requirements of any regulations issued by the State of Illinois, the parties agree to undertake good faith efforts amend the applicable document(s) to cure any regulatory or legal defects. Under no circumstances other than the express written consent of AmeriCann, however, will WGP be relieved of its obligation to make full and timely payments of all money that has been loaned and distributed to it by AmeriCann, and such monetary distributions shall remain subject to the Security Agreement.

14.2     WGP shall have a duty to make the necessary and timely notifications to the State of Illinois as required by Illinois law with respect to obtaining and retaining a license to conduct business in the legal marijuana industry in the State of Illinois. This includes making all timely disclosures and requests for permission as regulated by the Illinois Department of Agriculture and any other state or municipal agencies with regulatory jurisdiction over WGP.

15.	Final Provisions

15.1     Any provision of the Loan Agreement, not specifically amended by this Annex No. 1 shall remain in force. In case of any conflict or inconsistency between the Loan Agreement, and this Annex No. 1, the provisions of this Annex No. 1 shall prevail.

15.2     If any provision of this Annex No. 1 is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Annex No. 1 so long as this Annex No. 1 as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

IN WITNESS WHEREOF, AmeriCann and WGP have caused their respective signature page to this Annex No. 1 to be duly executed as of the date first written above.

AMERICANN, INC.

By: /s/ Timothy Keogh

Name: Timothy Keogh

Title:     President

WELLNESS GROUP PHARMS, LLC

By: /s/ Paul Montex

Name: Paul Montes

Title:    Manager

AmeriCann Annex to Wellness Loan Agree. 1-31-17

Exhibit 1

Loan Agreement

Exhibit 2

Operating Permit

Exhibit 3

Aspen American Insurance Company Bond Contract

Exhibit 4

Commercial Promissory Note For Drawdown No. 1

COMMERCIAL PROMISSORY NOTE

February 22, 2015

$600,000

1.     Amount; Obligation to Pay; Interest Rate. FOR VALUE RECEIVED, Wellness Group Pharms, LLC, an Illinois limited liability company (the "Maker") promises to pay to the order of AmeriCann, Inc. (the "Payee") the principal sum of SIX HUNDRED THOUSAND DOLLARS ($600,000) (the “Principal”), with “Interest” on the unpaid principal balance as set forth below. Maker warrants that the loan evidenced by this Note is for commercial, investment, or business purposes only.

2.     Loan Agreement. This Promissory Note (the “Note”) is drawn upon the Loan Agreement first entered into by Maker and Payee September 21, 2014 (the “Loan Agreement”) and its Annex No. 1 (the “Annex”). This Note incorporates by reference the terms of the Annex. If there are any conflicting terms in the Annex, the terms of this Note shall prevail.

3.     Maturity Date. Principal of this Promissory Note (the “Note”), any amounts of Interest, and any unpaid fees, charges or expenses are due no later than December 31, 2017 or the last day of the Illinois Medical Cannabis Pilot Program, whichever is later (the “Maturity Date”).

4.     Interest and Payment.    Interest will accrue on the unpaid Principal balance of this Note at the rate of EIGHTEEN PERCENT (18%). Interest shall accrue using an Actual/365 days counting method. No minimum payments shall be required until the Maker receives revenue from the operation of a cultivation center for medicinal cannabis located in Anna, IL. Once payment of Principal and Interest becomes due, the amount of the monthly installments shall be calculated by adding the Principal and accrued interest and dividing by the number of calendar months existing between the month in which WGP first received revenue from operation of the Facility, inclusive, and the Maturity Date, inclusive. Notwithstanding the foregoing, all amounts of the principal balance, plus any remaining accrued Interest and fees, charges and expenses will be paid in full at the Maturity Date. All obligations owing hereunder may be prepaid in whole or in part by Maker without penalty.

5.     Additional Payments. The payment provisions in this Note are specific to Drawdown No. 1, as that term is defined in the Annex. The minimum monthly payments defined in this Note are in addition to the monthly payments for Accrued Consulting Fees referenced in Sections 6 and 7 of the Annex and to any monthly payments for additional drawdowns of the loan amount defined in Section 1 of the Annex.

6.     Security. This Note is secured by a “Security Agreement” of even date by and between Maker and Payee covering business assets located in the State of Illinois as more particularly described therein (collectively, with any other document requested by Payee, the “Loan Documents”). The occurrence of any Event of Default under this Note will constitute an Event of Default under the Loan Documents.

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7.     Default and Acceleration. Any one or more of the following events or conditions shall if not cured after five (5) days from receipt of written notice (30 days for non-payment events or conditions) constitute a default hereunder: (i) Maker's failure to timely pay any amount due hereunder; (ii) default or failure by Maker to perform any covenant, condition, or obligation of Maker under this Note; (iii) default or failure by Maker to perform any covenant, condition, or obligation of Maker under the terms of the Loan Documents; or (iv) the institution by Maker of proceedings to be adjudicated as bankrupt, insolvent, or in receivership, or the consent by it to institution of bankruptcy, insolvency, or receivership proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Code or state receivership laws or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official for Maker. If any such default occurs, Payee may then or at any time thereafter, without further notice (except as may be required by law), and at its option, accelerate maturity and cause the entire unpaid principal balance of this Note, with interest, fees and charges accrued hereon, and all obligations in all instruments securing or collateral to it, to become immediately due and payable. If Payee waives Payee's right to accelerate maturity as a result of a default hereunder, either one or more times or repeatedly, Payee shall not be deemed to have waived the right to require strict compliance with the terms of this Note thereafter.

8.     Interest After Default, Acceleration or Maturity. Should default be made in payment of any of the indebtedness evidenced hereby after the entire principal amount hereof shall have become due and payable, whether by acceleration, at maturity or otherwise, the entire unpaid balance of said principal sum shall bear interest, while such default continues both before and after judgment, at twenty-five percent (25%) per annum on the unpaid principal balance until paid, calculated on a 365-day year; provided, however, that the interest payable under this section shall in no way exceed the maximum interest rate allowed by law.

9.     Application of Payments. All sums paid hereon shall be applied first to the payment of accrued interest due on the unpaid principal balance, then to unpaid principal and any remainder to unpaid fees, charges and expenses.

10.     Attorneys’ Fees and Expenses. In the event that Payee of this Note brings suit hereon, or employs an attorney or incurs expenses after an Event of Default to compel payment of this Note or any portion of the indebtedness evidenced hereby, or to cure any defaults under this Note, whether through suit, probate, insolvency, reorganization, receivership, bankruptcy or any other legal or informal proceeding, the Maker and all endorsers, guarantors and sureties agree additionally to pay all reasonable attorneys’ fees, court costs and other reasonable expenses thereby incurred by Payee or other Payee of this Note.

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11.     Waiver; Offset Rights. Except as expressly set forth in this Note or as may be required by law, Maker and all endorsers, guarantors, sureties and accommodation parties of this Note, both before and after maturity, hereby expressly (i) waive all protest, notice of protest, demand for payment, presentment for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of dishonor, bringing of suit, and diligence in taking any action to collect any amounts called for hereunder and in the handling of property, rights or collateral at any time existing in connection herewith; (ii) consent to and waive notice of any one or more renewal, extension or modification of this Note by Payee, whether made to or in favor of the Maker or any other person or persons, regardless whether such renewal, extension or modification modifies the terms, interest rate or time for payment of the Note and regardless of the length of term of the renewal, extension or modification; (iii) consent to and waive notice of any substitution, exchange or release of any security by Payee now or hereafter given for this Note; (iv) consent to and waive notice of the release by Payee of any party primarily or secondarily liable hereon; (v) consent to and waive notice of any other indulgences by Payee, none of which shall otherwise affect the liability of any of said parties for the indebtedness evidenced by this Note; (vi) agree that it will not be necessary for Payee, to enforce payment of this Note, first to institute suit against or to exhaust Payee's remedies against Maker or any other party liable hereunder, or to proceed against any other security for this Note; and (vii) grant to Payee a security interest in any and all funds now or hereafter on deposit with Payee to the credit or account of Maker or any endorsers, guarantors, sureties and accommodation parties hereof, as additional security for the payment of this Note; in the event of default hereunder, Payee shall have the unconditional contractual right to retain such funds and apply or offset such funds to the payment of amounts owing hereunder, and shall also have a common law lien against such funds.

12.     Definitions; Applicable Law. The terms "Maker" and "Payee" and other nouns and pronouns include the singular and/or the plural, as appropriate. The terms "Maker" and "Payee" also include their respective heirs, personal representatives, successors and assigns. The term "Payee" includes subsequent Payees of this Note. This Note shall be governed by and construed in accordance with the laws of the State of Illinois.

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. ORAL AGREEMENTS OR ORAL COMMITMENTS TO FORBEAR FROM ENFORCING PAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER ILLINOIS LAW.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

MAKER: WELLNESS GROUP PHARMS, LLC

By:	/s/ Paul Montes
Paul Montes, Manager

AmeriCann Commercial Prom Note $600K Wellness 2-2-17

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Exhibit 5

Security Agreement

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SECURITY AGREEMENT

This SECURITY AGREEMENT dated February 22, 2015 is made by and between Wellness Group Pharms, LLC ("Grantor") and AmeriCann, Inc. ("Secured Party").

For value received, and to secure both the payment of the Indebtedness and the performance of the obligations owed to Secured Party, Grantor grants to Secured Party a security interest in the Collateral, in accordance with the definitions and terms set forth below.

1.             Definitions.

a)     Indebtedness. "Indebtedness" means all amounts now or hereafter owed by Grantor to Secured Party pursuant to the Commercial Promissory Note of even date (the “Note”), the Loan Agreement of September 21, 2014, and its Annex No. 1 of even date (the “Loan Agreement”). Indebtedness shall include Accrued Consulting Fees, as that term is used in Sections 6 and 7 of Annex No. 1 to the Loan Agreement. Indebtedness shall also include any additional promissory notes issued pursuant to further drawdowns on the Loan Agreement.

b)     Collateral. The "Collateral" means:

i)     Personal Property. All of Grantor's right, title and interest, now owned or hereafter acquired, and all other owned or hereinafter personal property owned by Grantor, and all added, substituted or replacement personal property, and all equipment, furnishings, accessions, accessories, specifications, and improvements therefore or thereto.

ii)     General Intangibles, Accounts and Other Rights to Payment. All of Grantor's right, title and interest, now owned or hereafter acquired, of whatever nature and however evidenced, in and to the following: (i) all accounts; (ii) all rights arising under contracts (including, without limitation notes receivable); (iii) all chattel paper; (iv) all general intangibles evidencing or comprising a right to receive payment; (v) all documents of title, receipts, drafts, checks, acceptances, bonds, notes, or other negotiable and non-negotiable instruments, documents, bills of exchange, stocks, securities, deposits, certificates of deposit, or other writings evidencing or comprising a monetary obligation to Grantor or any of them; (vi) all federal, state, county or city tax refunds of whatever nature; and (vii) all rights to receive the payment of money or other consideration, including, but not limited to, all such right, title and interest that arises from the sale, lease, exchange or other disposition of inventory or the furnishing of services.

iii)     Real Property. All of Grantor's right, title and interest, now owned or hereafter acquired, of whatever nature and however evidenced, in and to any real property now or hereinafter owned by Grantor. Such a grant shall also include, without limitation, all of Grantor’s right as landlord or tenant in and to all existing or future leases and tenancies regarding such real property as set forth herein, whether written or oral or any duration, including all renewals and extensions thereof and all rents, deposits and other amounts received or receivable thereunder, as well as all facilities, fixtures, machinery, apparatus, installations, goods, equipment, inventory, and other properties of whatsoever nature, now or hereinafter located in or used or procured for use in connection with the real property as set forth herein, together with all contracts, agreements, licenses, permits, plans, specifications, drawings, surveys, entitlements, engineering reports and other work products related to the real property. To further Secured Party’s rights under this Section, Grantor and Secured Party agree to supplement this Section by executing an independent separate mortgage or first deed of trust against any real property hereafter acquired by Grantor until the Indebtedness has been satisfied.

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iv)     Insurance. All insurances, including: (i) all insurances now or hereafter in effect to any Collateral including, without limitation, personal property, liability and all other insurances; (ii) all claims and all returns of premiums and assessments that are not immediately applied to premiums and assessments that accrue from time to time, and all other sums or claims for sums due or to become due under the foregoing insurances; (iii) all policies of life insurance; and (iv) all right, title, and interest in, to, or under the foregoing.

v)     Deposits and Documents. All of Grantor’s right, title, and interest in and to books, correspondence, credit files, records, invoices, and other documents, including without limitation all documents (electronic or otherwise) in the possession or control of Grantor; and all balances, credits, deposits, deposit accounts or monies of or in the name of Grantor.

vi)     Investment Property. All of Grantor’s right, title and interest in investment property, including without limitation, all stocks, bonds, debentures, notes, bills, certificates, options, rights, shares, or other securities now or hereafter owned or acquired, all dividends or distributions in respect thereof and all brokerage or commodities accounts.

vii)     Instruments and Letter of Credit Rights. All of Grantor’s right, title, and interest in and to (i) promissory notes, checks, drafts, bills of exchange, and other instruments; and (ii) letter of credit rights.

viii)     Proceeds and Products. All proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance whether or not Secured Party is a loss payee thereof, or any indemnity, warranty or guaranty, payable by reason of loss, damage, or otherwise, with respect to any of the foregoing Collateral.

2.     Obligations of Grantor. Grantor represents and warrants as follows:

a)     Perfection of Security Interest. Grantor agrees to execute financing statements and to take whatever other action is requested by Secured Party to perfect and continue Secured Party's perfected security interest in the Collateral. Grantor hereby appoints Secured Party as Grantor's attorney-in-fact for the purpose of executing any documents necessary to perfect or continue the perfected security interest granted herein. Secured Party may at any time, and without further authorization from Grantor, file copies of this Security Agreement as a financing statement. Grantor will reimburse Secured Party for all expenses of perfecting or continuing this security interest.

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b)     Removal of Collateral. Grantor warrants that the Collateral is located in locations that are approved by Secured Party in writing. Grantor will not remove any of the Collateral from their present locations without the prior written consent of Secured Party, except for allowable sales of inventory as set forth in Section 2(c), below.

c)     Transactions Involving Collateral. Grantor may sell or otherwise transfer the Collateral in its ordinary course of business. Grantor will not otherwise transfer or pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any future lien, security interest, or charge, other than the security interest provided for herein, without the prior written consent of Secured Party, which consent Secured Party may withhold in its sole discretion.

d)     Title. Grantor warrants that it holds marketable title to the Collateral, subject to no other security interests other than that existing as of the date of this Agreement. Grantor will defend Secured Party's rights in the Collateral against claims and demands by any and all persons.

e)     Compliance with Laws. Grantor warrants that its use of the Collateral complies, and in the future will comply, with all existing Illinois laws, ordinances, and regulations of any governmental authorities.

f)     Use. Grantor will keep the Collateral in as good, working condition, except for ordinary wear and tear. Grantor will use commercially reasonable efforts to not permit damage to or destruction of the Collateral or to any part thereof.

g)     Transfer of Instruments, Etc. If Grantor shall become entitled to receive or shall receive, in connection with any of its securities, any: (i) stock certificate, including without limitation any certificate representing a stock dividend or in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off, split-off or split-up; (ii) option, warrant, or right, whether as an addition to or in substitution or in exchange for any of its securities, or otherwise; (iii) dividend or distribution payable in property, including securities issued by any issuer other than the issuer of any of its securities; or (iv) dividends or distributions of any sort; then Grantor shall accept the same as Secured Party’s agent, in trust for Secured Party, and shall deliver them forthwith to Secured Party in the exact form received, with, as applicable, Grantor’s endorsement when necessary, or appropriate stock powers duly executed, to be held by Secured Party, subject to the terms hereof, as part of the Collateral. This Agreement does not grant Secured Party power to control the voting or disposition of the securities prior to the occurrence of an Event of Default.

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h)     Taxes, Assessments and Liens. Grantor will pay when due all taxes, assessments, and liens upon the Collateral, its use or operation. Grantor may withhold any such payment or may elect to contest any lien if and so long as: (i) borrower is in good faith conducting appropriate proceedings to contest the obligation to pay; (ii) Grantor's use of and Secured Party's interest in the Collateral are not jeopardized; and (iii) Grantor deposits with Secured Party cash, a sufficient surety bond, or other security satisfactory to Secured Party in an amount adequate to provide for the discharge of the lien plus any interest, costs, attorneys' fees or other charges that could accrue as a result of foreclosure or sale. In any contest, Grantor must defend itself and Secured Party and must satisfy any final adverse judgment before enforcement of such judgment may be obtained against the Collateral. Grantor must cause Secured Party to be named as an additional obligee under any surety bond furnished in the contest proceedings.

i)     Compliance with Governmental Requirements. Grantor will comply promptly with all laws, ordinances and regulations of the State of Illinois applicable to the use of the Collateral.

j)     Maintenance of Insurance. Grantor will procure and maintain policies of insurance on the Collateral as Grantor deems reasonably necessary and prudent.

k)     Application of Insurance Proceeds. Grantor must promptly notify Secured Party of any loss or damage to the Collateral or any portion thereof having a fair market value in excess of the applicable insurance deductible. Secured Party may make proof of loss if Grantor fails to do so within fifteen (15) days of the casualty. All proceeds of any insurance on the Collateral will be applied in the same manner as the payment of principal due and owing under the terms of the Note.

3.     Grantor's Right to Possession. Until an Event of Default occurs and continues beyond the time permitted for cure under the Note or the Loan Agreement, Grantor may have possession of the tangible personal property, any real property, and beneficial use of all of the Collateral and may use it in any lawful manner not inconsistent with this Security Agreement, the Loan Agreement, or the Note.

4.     Expenditures by Secured Party. If not discharged or paid by Grantor when due, or if not provided for in a good faith contest as required by Section 2(h), above, Secured Party may discharge taxes, liens, security interests, or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral, and may pay for maintenance and preservation of the Collateral. All such payments will become a part of the Indebtedness secured hereby, payable on demand, with interest from date of expenditure until repaid at the Default Rate under the notes then outstanding as set forth in the Note. Such right will be in addition to any other rights or remedies to which Secured Party may be entitled on account of default.

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5.     Events of Default. If any of the following events occur ("Events of Default"), Grantor will be in default under this Agreement, and Secured Party will be entitled to exercise any remedies described in Section 6 below:

a)     Any of the Indebtedness is not paid when due, and failure to pay is not cured within 5 days after receipt of written notice from Secured Party to Grantor; or

b)     Grantor fails to comply with any term, obligation, covenant or condition contained herein or in the Loan Agreement or Note, the Secured Party has notified Grantor in writing of the failure to comply, and Grantor has failed to cure the failure to comply within the applicable cure period set forth in the Note or the Loan Agreement; or

c)     Any warranty, representation, or statement made or furnished to Secured Party by or on behalf of Grantor proves to have been false in any material respect when made or furnished or becomes false during the term hereof.

6.     Rights of Secured Party.

a)     Rights Prior to Default or Thereafter. Secured Party and its designated representatives or agents may at all times examine and inspect the Collateral, wherever located. Prior to the occurrence of an Event of Default, Grantor will have a license to collect all rents and profits from the use or operation of the Collateral.

b)     Rights Upon Default or Thereafter. Upon the occurrence of an Event of Default, Secured Party may exercise any one or more of the following rights and remedies in addition to any other rights or remedies that may be available at law, in equity, or otherwise:

i)     Secured Party may declare the entire Indebtedness immediately due and payable.

ii)     Secured Party may require Grantor to deliver to Secured Party all or any portion of the Collateral and any and all certificates of title and other documents relating thereto. Secured Party may require Grantor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party. Secured Party also will have full power to enter upon the property of Grantor to take possession of and remove the Collateral.

iii)     Secured Party will have full power to sell, lease, transfer, or otherwise deal with the Collateral or proceeds thereof in its own name or that of Grantor. Secured Party may sell the Collateral at public auction. Unless the Collateral threatens to decline rapidly in value or is of the type customarily sold on a recognized market, Secured Party will give Grantor reasonable notice of the time and place of any public sale or reasonable notice of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice of any sale will be conclusively met if such notice is mailed by registered or certified mail, postage prepaid, to the address of Grantor stated in this Agreement at least ten (10) days before the time of the sale or intended disposition. Grantor will be liable for expenses of retaking, holding, preparing for sale, selling, and all other expenses of Security Party in preserving, maintaining or enforcing its rights hereunder, and the same will be secured hereby.

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iv)     Secured Party may have a receiver appointed as a matter of right. The receiver may be an employee of Secured Party and may serve without bond. All reasonable fees of the receiver and his or her attorney must be paid by Grantor on demand and secured hereby.

v)     Secured Party may revoke Grantor's right to collect the rents and revenues from the Collateral, and may, either itself or through a receiver, collect the same. To facilitate collection, Secured Party may notify any third-party account holder of Grantor to pay directly to Secured Party, and Grantor will not take any action to adversely affect direct payment from third-party account holder to Secured Party.

vi)     Secured Party may seek to obtain a judgment for any deficiency remaining in the Indebtedness due to Secured Party after application of all amounts received from the exercise of the rights provided in this Section. Grantor will be liable for a deficiency even if the underlying transaction is a sale of accounts or chattel paper.

vii)     In addition to the foregoing, Secured Party will have and may exercise any or all of the rights and remedies as set forth in the Loan Documents or of a secured creditor under the provisions of the Uniform Commercial Code, at law, in equity, or otherwise.

7.     Waiver. Secured Party will not be deemed to have waived any rights hereunder or under the Note or the Loan Agreement unless such waiver is in writing and signed by Secured Party. No delay or omission on the part of Secured Party in exercising any right will operate as a waiver of such right or any other right. No consent or waiver, express or implied, by any party to or of any breach or default by the other in the performance by the other of its obligations hereunder will be deemed or construed to be consent to or waiver of any other breach or default in the performance by such other party of the same or any other obligations hereunder.

8.     Remedies Cumulative. All of Secured Party's rights and remedies, whether evidenced hereby, by any other document, or by law, will be cumulative and may be exercised singularly or concurrently. Election by Secured Party to pursue any remedy will not exclude pursuit of any other remedy, and an election to make expenditures or take action to perform an obligation of Grantor under this Agreement after Grantor's failure to perform will not affect Secured Party's right to declare a default and exercise its remedies under Section 6 hereof or under any term set forth in the Note or the Loan Agreement.

9.     Successors and Assigns. This Security Agreement will be binding upon and inure to the benefit of the parties, their heirs, successors, and assigns.

10.     Notices and Correspondence. All notices, requests, demands or other communications to or upon the respective parties hereto must be in writing and will be deemed to have been given or made three (3) days after the same is placed in the United States mail to their respective addresses given below, or, in the case of email, when receipt is confirmed by the receiving party.

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TO SECURED PARTY:

AmeriCann, Inc.

3200 Brighton Boulevard, Unit 114

Denver, CO 80211

Attention: Timothy Keogh

E-mail: tim@americann-inc.com

TO GRANTOR:

Wellness Group Pharms, LLC

1411 West Peterson Avenue

Suite 102

Park Ridge, IL 60068

Attention: Paul Montes, Manager

E-mail: montespaul@comcast.net

11.     Litigation Expenses. In any controversy, claim or dispute arising out of, or relating to, this Agreement, the prevailing party will be entitled to and awarded, in addition to any other relief, attorneys’ fees and litigation costs.

12.     Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois.

13.     Arbitration.     Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

14.     Savings Provision. Invalidity, unenforceability, or invalidation of any one or more of the provisions of this Agreement for any reason will in no way affect any other provisions hereof, which other provisions will remain in full force and effect.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER ILLINOIS LAW.

Signatures on Following Page

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IN WITNESS WHEREOF, Grantor has executed this instrument as of the day and year first above written.

GRANTOR: WELLNESS GROUP PHARMS, LLC		SECURED PARTY: AMERICANN, INC.

By:	/s/ Paul Montes	By:	/s/ Timothy Keogh
	Paul Montes, Manager		Timothy Keogh, President

AmeriCann Security Agree. Wellness 2-2-17

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Exhibit 6

Working Capital Draw Schedule for the New Loan and Construction Budget

Exhibit 7

Land Acquisition Contract

Exhibit 8

Construction Contract

Exhibit No. 9

Stock Option Agreement

AmeriCann Annex to Wellness Loan Agree. 1-31-17